U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 9, 2013

AMERICAN GRAPHITE TECHNOLOGIES INC.
(Exact name of small business issuer as specified in its charter)

Nevada	000-54521	27-2841739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

3651 Lindell Rd., Ste D#422, Las Vegas, NV 89103
(Address of principal executive offices)

702-473-8227
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement

Agency Agreement:

On August 12, 2013, the Company entered into a Placement Agent Agreement ( with Palladium Capital Advisors, LLC (“Palladium”) (the “PPA”) whereby Palladium agreed to act as the Company’s non-exclusive agent in a private placement or similar unregistered transaction of equity or equity-linked securities of the Company.   The PPA is for a period of twelve months from the date of execution.   The Company shall pay to Palladium, upon the closing of each transaction with investors, (i) seven  percent (7%) of the aggregate consideration raised in each closing in cash; (ii) three percent (3%) of the aggregate consideration in shares of the Company’s common stock, calculated based upon the price of the common stock as offered in each transaction; and (iii) warrants to purchase seven (7%) of the Company’s common stock at each closing, identical to any warrants issued to investors.  The foregoing fees are payable for any sale of securities during the twelve month term or within twenty-four months thereafter with respect to investors identified by Palladium.  The Company is further required to pay expenses incurred by Palladium, including the fees and expenses of its legal counsel and any advisor retained by Palladium.  Fees and expenses in excess of $15,000 require prior written authorization from the Company.

Securities Purchase Agreement:

On September 9, 2013, the Company closed a financing with five subscribers as described below and paid to Palladium cash consideration of $42,000, share consideration by way of the issuance of 120,000 shares of common stock of the Company and issued a total of 280,000 stock purchase warrants, each warrant exercisable at $0.30 per share for a period of five years from the date of issuance.

On September 9, 2013, the Company entered  into securities purchase agreements (the “SPA”) to raise a total $600,000 with five accredited investors introduced by Palladium to the Company.   Under the terms of the SPA, the purchasers subscribed for a total of 4,000,000 shares of the common stock of the Company at $0.15 per share and an equal number of warrants exercisable at $0.30 per share for a period of five years.    Under the SPA the purchasers have the option to purchase up to an equal number of shares and warrants as those purchased on the initial closing for a period of nine months from the initial closing date.  Each purchaser shall be entitled to one closing on the exercise of the subsequent closing option warrants have piggy back registration rights.   Subject to no  effective registration statement registering the warrants within 180 days after the initial exercise date of the warrants, then the warrants shall have a cashless exercise provision. The warrants further have exercise limitations of 4.99% as a beneficial ownership limitation which the holder may increase or decrease upon 61 days prior notice to the Company, however, the beneficial ownership limitation shall not exceed 9.99% of the number of shares held by the holder.

Under the terms of the SPA, the purchasers that hold outstanding stock or warrants  at the time of any subsequent funding have the right to participate in any subsequent financing up to 100% of the subsequent financing on the terms negotiated with any funders for a period of eighteen months from the date of the SPA,   Further, the the shares of common stock issued under the SPA have a purchase price reset until the sooner of (i) the purchaser no longer holds and securities, and (ii) five years after the initial closing date whereby should the Company issue or sell any shares of common stock or any common stock equivalent at a price less than the per share purchase price(the Dilutive Financing”), then the Company shall issue additional shares of common stock to the purchasers who hold outstanding shares on the date of such Dilutive Financing for no additional consideration.  The warrants also have a warrant dilution adjustment which requires the issuance of additional warrant shares to reflect any dilutive financing undertaken by the Company whereby the holders of any outstanding warrants shall receive additional warrants based on the price of the Dilutive Financing.

Big North Acquisition:

On September 9, 2013, the Company entered into a unit subscription agreement with Big North Graphite Corp., whereby the Company acquired a total of 2,666,667 units at $0.075 per unit, each unit consisting of one shares and one half of one warrant.  Each one warrant entitles the holder to purchase one warrant share for a period of  twenty-four months (24) from closing at a price of $0.12 per warrant share.

SECTION 3.  SECURITIES AND TRADING MARKETS

Item 3.02	Unregistered Sales of Equity Securities

On September 9, 2013, the Company issued the 120,000  restricted shares of common stock to Palladium as required under the PPA and a total of 280,000 share purchase warrants exercisable for a period of five years from the date of issuance.   We issued the securities  relying on Rule 506 of Regulation D relying on the exemption provided under Section 4(2) of the Securities Act of 1933.

On September 9, 2013, we issued  4,000,000 units of our common stock at a price of $0.15 per unit for gross proceeds of $600,000, pursuant to the SPA detailed above.  Each unit included one share of common stock and one share purchase warrant to purchase one additional share of common stock at $0.30 per share for a period of five from the date of subscription. The agreements were with four (4) U.S. subscribers and one (1) non-US subscriber.

We issued the shares to one (1) non-US subscriber (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933 and to four U.S. subscribers relying on Rule 506 of Regulation D relying on the exemption provided under Section 4(2) of the Securities Act of 1933.

SECTION 9.   FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Number	Description
10.1	Agency Agreement between the Company and Palladium Capital Advisors LLC.	Filed herewith
10.2	Form of Securities Purchase Agreement	Filed herewith
10.3	Form of Warrant	Filed herewith
10.4	Subscription Agreement between the Company and Big North Graphite Corp.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

American Graphite Technologies Inc.

Date: September 13, 2013	By:	/s/ Rick Walchuk
	Name:	Rick Walchuk
	Title:	President, Secretary, Treasurer and Director